UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

________________________

FORM 11-K/A

FOR ANNUAL REPORTS OF EMPLOYEE STOCK
PURCHASE, SAVINGS, AND SIMILAR PLANS
Pursuant to Section 15(d) of the Securities Exchange Act of 1934

(Mark One)

X	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

For the fiscal year ended September 30, 2012

OR

____	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

For the transition period from __________ to __________

Commission file number 001-12613
____________________________

ROCK-TENN COMPANY
1993 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan and the address of the plan, if different from that of the issuer named below)

ROCK-TENN COMPANY
504 Thrasher Street, Norcross, Georgia  30071
(Name of the issuer of the securities held pursuant to the plan and address of its principal executive offices)

Table of Contents

ROCK-TENN COMPANY
INDEX TO FORM 11-K/A

Page Reference

Explanatory Note	3

Exhibit Index	6

Explanatory Note:

This Form 11-K/A is being filed as an amendment to the Annual Report on Form 11-K filed by the Registrant on December 21, 2012 to correct Exhibit 23.1.1 by changing the date referenced in the sentence of the Consent of Independent Registered Public Accounting Firm from December 2012 to December 21, 2012. Except as set forth herein, no other changes have been made to the Registrant’s Annual Report on Form 11-K filed December 21, 2012.

Table of Contents

Exhibit

See separate Exhibit Index attached hereto and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCK-TENN COMPANY

Date: December 26, 2012	By:	/s/ Steven C. Voorhees
Steven C. Voorhees
Executive Vice-President, Chief Financial Officer and
Chief Administrative Officer
(Principal Financial Officer and duly authorized officer)

INDEX TO EXHIBITS

Exhibit Number and Description

23.1.1           Consent of Moore, Colson & Company, P.C.

6